Exhibit 10.1

SEPARATION AGREEMENT

AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is made and entered into by and between Aaron Boey (“Boey”) and Levi Strauss & Co., and its affiliated entities, including parent, subsidiary, and sister corporations (collectively “LS&Co.” or the “Company”), together referred to as “the parties.”

In consideration of the covenants and promises contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Separation of Employment. Boey has been employed by LS&Co. since September 15, 2005. Boey’s employment with LS&Co. will come to an end on the Company’s 2012 fiscal year end (i.e., November 24, 2012) (the “Separation Date”).

2. Separation Benefits. If Boey signs this Agreement, he will receive the following benefits (regardless of whether or when he commences employment with a new employer), which are in addition to anything he is otherwise entitled to or has been paid by LS&Co., including but not limited to, any accrued and unused vacation pay/ annual leave:

(a)	Separation Payments. LS&Co. will pay to Boey the amount of two-months pay (“Notice Pay”) in the amount of S$147,500 (gross) Singapore dollars, subject to withholding for tax (where applicable) and deductions for employee’s contributions to the Central Provident Fund. This will be paid out in a lump sum and will be paid to Boey on the Separation Date.

Additionally, LS&Co. will pay to Boey the amount of S$528,542 Singapore dollars, less all applicable withholdings for tax, to be paid out in a lump sum and will be paid to Boey on the Separation Date.

Boey acknowledges that these payments exceed what a departing employee at his level is entitled to under the terms of any LS&Co. plan for international executives and the U.S. Levi Strauss & Co. Executive Severance Plan (effective November 29, 2010), and that said payments are made in consideration for the promises and obligations herein.

(b)

Incentive Plan Payment and Eligibility. Boey will receive, in accordance with LS&Co.’s Annual Incentive Plan (“AIP”), his 2012 AIP bonus on the same pay schedule as all other employees, i.e., February 2013. This 2012 AIP payout will be subject to withholding of all required taxes, deduction of any employee contributions to the Central Provident Fund and to the plan terms. Boey acknowledges and agrees that, as a result of his Separation Date, he will be ineligible to receive any payment under AIP for 2013 or any subsequent plan year, as he will not have met all eligibility requirements for 2013 or any subsequent plan year. Boey acknowledges that his presently issued, but unvested Stock Appreciation Rights (SARs) shall continue to vest in accordance with the terms of the Equity Incentive Plan (EIP) until his Separation Date. Any activity relating to vested or issued, but unvested SARs shall be carried out in accordance with the terms of the EIP.

(c)	Medical Coverage Continuation. Boey’s medical insurance coverage will end on the last day of the month in which his Separation Date falls.

(d)	Relationship to Other Plans. Boey will not receive any benefits pursuant to the Levi Strauss & Co. Executive Severance Plan (effective November 29, 2010) or any other LS&Co. plan, or under Singapore law. The benefits provided to him by this Agreement are in lieu of and exceed any benefits to which he might be eligible under any other Plan, scheme, or under Singapore law and that these payments are made in consideration for his promises and obligations herein.

3. Taxes. All separation payments will be subject to withholding of applicable taxes and employee contributions to the Central Provident Fund under Singapore law.

4. Payments on Separation from Employment. LS&Co. will pay Boey all of his outstanding salary, allowances and any accrued and unused annual leave on his Separation Date. These payments (i.e., earned wages and allowances and unused vacation) will be paid to Boey regardless of whether Boey signs this Agreement.

5. Release by Boey. In consideration of the separation payments provided in this Agreement, Boey, on behalf of himself, his successors, heirs, administrators, executors, assigns, attorneys, agents and representatives, and each of them, irrevocably and unconditionally waives, releases, and promises never to assert against LS&Co., and any one or more of its present and former parent companies, affiliates, subsidiaries, officers, directors, present and former employees, attorneys, insurers, agents, successors, and assigns, and each of them (collectively “releasees”), any and all debts, claims, liabilities, demands, and causes of action of every kind, nature and description he may have against releasees, including all those arising out of or related to Boey’s employment with, and termination from LS&Co., or any affiliate, or any other claim of any kind arising from any act that occurred during Boey’s employment with LS&Co. including the termination of employment contemplated by this Agreement.

These claims include, but are not limited to, claims arising in any jurisdiction in the world, including any claims under U.S. federal, state, or local statutory or common law.

Boey accepts the amounts to which he is entitled by virtue of this Agreement as final settlement of accounts between the parties and declares expressly that, subject to performance of this Agreement, neither LS&Co. nor any company affiliated with LS&Co. - wherever located -

will have any further obligations vis-à-vis him. Boey confirms that he has no further rights or claims - and to the extent relevant he knowingly and expressly waives any and all of such rights and claims - against LS&Co. or any of its affiliates, wherever located and under any applicable laws of any relevant jurisdiction, on the basis of the employment relationship and/or the termination of the employment contract, including (without limitation) salary, bonuses, commissions, payment in lieu of annual leave, termination, discrimination, relocation benefits, protection indemnities of any nature, any other indemnities or on any other basis whatsoever.

Boey, moreover, expressly waives the right to invoke any factual or legal error or any omission whatsoever pertaining to the existence and extent of his rights.

6. Cooperation. In consideration of this Agreement, Boey will fully cooperate with LS&Co. and its counsel as it relates, in any way, to the following: any dispute (litigation or administrative inquiry) arising out of or related to any services he performed for LS&Co. and which occurred during his employment with or other services to LS&Co. Full cooperation shall include, but not be limited to, review of documents, attendance at meetings, trial or administrative proceedings, preparation of affidavits, interviews, or production of documents to LS&Co. without the need of the subpoena process or its equivalent in any jurisdiction. Boey will be reimbursed for all reasonable out-of-pocket costs (e.g., transportation, parking and meals) in the event he is asked for his cooperation. In addition, as a condition to LS&Co. executing this Agreement and providing the benefits hereunder, Boey agrees to cooperate in all matters relating to the transition of his employment (including with respect to external communication and mutually agreed upon internal communication) and other matters reasonably requested by LS&Co., whether before or after the Separation Date.

7. Indemnification. LS&Co. will defend Boey with respect to any claims brought against Boey arising out of his employment or other service relationship with LS&Co., provided that LS&Co. shall select defense counsel and control the defense, subject to the consent of Boey, which consent shall not be unreasonably withheld. In the event that Boey and LS&Co. cannot agree on the selection of defense counsel, or on any decision with respect to the defense of a claim, including but not limited to any decision to settle a claim, LS&Co.’s duty to defend shall cease, and Boey shall assume all defense costs from that time forward, subject to later payment of Boey’s reasonable legal costs by LS&Co. if it is determined that LS&Co. owes Boey a duty of indemnity that includes those costs. LS&Co. will indemnify Boey to the extent permitted by LS&Co.’s bylaws, and to greatest extent permitted by law, under the laws of Singapore, as the case may be, without respect to conflicts of law principles, with respect to any judgment, verdict, or order against Boey for conduct by Boey which is within the course and scope of his employment or other service relationship with LS&Co.

8. No Existing Claims. Boey warrants that neither Boey nor his successors, heirs, administrators, executors, assigns, attorneys, agents, or representatives have any existing claims against LS&Co., or any of its present or former employees, and have not (1) filed, nor intend to file, any complaints, charges, grievances, or lawsuits against releasees, or any other person or entity which is released by this Agreement, with any federal, state, or other court or agency in any jurisdiction inside or outside the United States, (2) commenced, nor intend to commence, any arbitration or other dispute resolution process. Boey for himself, his successors, heirs, administrators, executors, assigns, attorneys, agents, and representatives, warrants that they will not do so at any time hereafter, and that if any such other complaint, charge, lawsuit, or arbitration has been filed, it will be immediately dismissed with prejudice.

9. No Admission of Liability. This Agreement is not an admission of liability on the part of releasees, or any of their present or former directors, officers, employees, shareholders, or agents. This Agreement is not an admission, directly or by implication, that releasees, or any of them, has violated any law, regulation, rule, or contractual right, or any other duty or obligation of any kind, including any duty or obligation owed to or allegedly owed to Boey.

10. Confidentiality. The parties agree that confidentiality is one of the most important terms of this Agreement, and that the terms of this Agreement are a private matter. The parties agree that Boey’s negotiations with LS&Co. are confidential, and the parties agree not to directly or indirectly divulge or disclose the terms of this Agreement to anyone subject to the following exceptions;

(a)	The parties may disclose the terms of this Agreement as required by any governmental agency or to comply with a lawfully-issued subpoena or court order;

(b)	Boey may disclose the terms of this Agreement to his spouse or domestic partner so long as Boey’s spouse or domestic partner is informed of Boey’s obligation to keep this Agreement confidential, and promises to comply with the terms of the Agreement; and

(c)	Boey may disclose the terms of this Agreement to his tax advisors and attorneys, but only to the extent that it is required for the rendering of professional services, so long as the person is informed of Boey’s obligation to keep this Agreement confidential prior to the disclosure of the information, and either promises to comply with the terms of the Agreement or is required under applicable law to so comply.

Boey further agrees that, unless required by law, or specifically authorized by LS&Co. in advance, he will not directly or indirectly use or disclose to others any information regarding any confidential or proprietary information or trade secrets concerning LS&Co.’s business. This information remains confidential and Boey’s legal duty to keep this information confidential continues after his employment at LS&Co. has come to an end.

The parties agree, however, that information will not be deemed confidential if (1) it was in the public domain at or after the time communicated to Boey by a disclosure through no fault of Boey; or (2) it was developed independently by Boey without any relationship to his employment at LS&Co. Boey agrees that he will refrain from sharing any confidential, proprietary or trade secret protected information about LS&Co. with any future employers to avoid breaching his duty of confidentiality, and that he will use his best efforts in his future employment to avoid any circumstances in which he would breach the confidentiality of LS&Co. information. While Boey is not prohibited from working for a competitor of LS&Co., he acknowledges and agrees that if he takes employment with the following competitors of LS&Co.: VF Corporation (including, but not limited to, Lee, Wrangler, Seven 4 All Mankind, Rock & Republic); Liz Claiborne (including, but not limited to Lucky); Diesel; G-Star; True Religion; Citizens for All Humanity; GAP; Abercrombie & Fitch; JCPenney; Kohl’s, Pacific Sun, American Eagle Outfitters, Macy’s, and Ralph Lauren Polo – he may be at greater risk of violating his duties of confidentiality.

11. Non-Disparagement. Boey agrees not to disparage LS&Co. or any present or former officer, employee, or director of LS&Co. The Company agrees to take reasonable steps to ensure – by communicating and reminding all Worldwide Leadership Team (WLT) Members of the Company’s Worldwide Code of Business Conduct and stated Company values – that no WLT Member disparages Boey.

12. Non-Solicitation: Boey acknowledges and agrees, for a period of one year, not to directly or indirectly solicit, or encourage any employee of LS&Co. to leave the employ of LS&Co.

13. Return of Property. Boey agrees to account for and return within fourteen (14) business days of the Separation Date all LS&Co. property in his possession or under his control. Boey agrees that payment of his separation payments, enumerated in Paragraph 2 above, is contingent upon the receipt of LS&Co. property. “LS&Co. property” includes laptop computer, smartphone, cellular telephone, credit cards, identification badge, keys, customer lists, customer information, samples, designs, documents, including all forms of electronic documents, samples, prototypes, software, calendars, and policy manuals.

14. Future Employment. Boey acknowledges that any employment or contractual relationship he has had with LS&Co. terminates irrevocably in accordance with this Agreement on the Separation Date, and that Boey has no further relationship in the future with LS&Co., and Boey agrees to waive any claim for reinstatement or rehire. As noted above in Section 11, Boey is not prohibited from working for a competitor of LS&Co. after the Separation Date so long as he does not violate his duties of confidentiality.

15. Attorneys’ Fees and Costs. The parties will bear their own fees and costs incurred in connection with this Agreement.

16. Non-Assignment of Claims. Boey represents and warrants that he has not assigned or otherwise transferred any interest in any claim that is the subject of this Agreement.

17. Advice of Counsel. In executing this Agreement, Boey acknowledges that he has had the opportunity to consult with, and be advised by, an independent lawyer of his choice, and that he has executed this Agreement voluntarily after independent investigation, and without fraud, duress, or undue influence.

18. Ambiguities. Boey has reviewed this Agreement, and has had a full opportunity to negotiate its contents. Boey expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and Boey agrees that the language of this Agreement will be in all cases construed as a whole, according to its fair meaning.

19. Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties. It supersedes all prior understandings and agreements, both oral and written. There is no other agreement, written or oral, express or implied, between the parties with respect to the subject matter of the Agreement. This Agreement may be modified only in a writing that is signed by both an authorized representative of LS&Co. and Boey.

20. Choice of Law. The parties agree this Agreement shall be governed by and construed in accordance with the laws of Singapore.

21. Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions will not be affected.

22. Arbitration of Disputes. The parties agree that any dispute arising under this Agreement will be submitted to mandatory binding arbitration pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association in effect at the time of the dispute. The arbitration will be held in San Francisco, California, and will be subject to the Federal Arbitration Act. In the event of any arbitration with regard to this Agreement, each party shall pay its own legal fees and related expenses (including, but not limited to, expert fees).

23. Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, Boey’s heirs, executors, and administrators, if any, and will be binding upon and will inure to the benefit of the individual or collective successors and assigns of LS&Co., and all of its present and former directors, officers, employees, shareholders, agents, and all persons acting by, through, or in concert with any of them.

The undersigned have read the foregoing Agreement, and accept and agree to the provisions contained therein and hereby execute it voluntarily, and with full understanding of its consequences.

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Dated: October 4, 2012		/s/ Aaron Boey

AARON BOEY

LEVI STRAUSS & CO.

(for its own behalf and on behalf of each entity in the LS&Co. affiliated entities)

Dated: October 4, 2012	By:	/s/ Charles V. Bergh

CHARLES V. BERGH

Its Chief Executive Officer